Exhibit 12.2
First BanCorp.
Computation of Ratio of Earnings to Fixed Charges and Preference Dividends
Year Ended
December 31, 2015
Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$27,716
Plus:
Fixed Charges (excluding capitalized interest)	106,934
Total earnings	$134,650

Fixed Charges:
Interest expensed and capitalized	$103,303
An estimate of the interest component within rental expense	3,631
Total fixed charges before preferred dividends	106,934

Preferred dividends	-
Ratio of pre tax income to net income	1.30
Preferred dividend factor	-
Total fixed charges and preferred stock dividends	$106,934
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.26

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$27,716
Plus:
Fixed Charges (excluding capitalized interest)	37,684
Total earnings	$65,400

Fixed Charges:
Interest expensed and capitalized	$34,053
An estimate of the interest component within rental expense	3,631
Total Fixed Charges before preferred dividends	37,684

Preferred dividends	-
Ratio of pre tax income to net income	1.30
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$37,684
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.74